Exhibit 99.2

SANUWAVE Health, Inc.

CONFERENCE CALL TO DISCUSS Q2-2013 FINANCIAL RESULTS

AND BUSINESS UPDATE

Thursday, August 15, 2013

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s Q2-2013 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, Chief Financial Officer and COO with SANUWAVE. Please go ahead.

Barry Jenkins

Yesterday after the market closed, SANUWAVE announced our Q2-2013 financial results. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

I encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 15, 2013. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chief Executive Officer, Joseph Chiarelli.

Joe Chiarelli

As most of you know, at SANUWAVE we are focused on regenerating bones, muscles, tendons, and skin with our high-energy, focused, shock wave technology. I know that some people believe the “shockwave” space is highly competitive, however, we have unique benefits over the competition, including:

We are the only company developing focused shock wave technology. There is no direct competition to us in our applied fields. There are other companies using other pressure wave methods such as unfocused or diffused shockwaves, radial shockwaves, lasers, ultrasounds and radio frequency, but we have distinct advantages over these other technologies including:

1 – We do not create heat. This is important because heat can kill tissue or coagulate blood.

2 – We can penetrate any tissue depth so we can treat issues that are on the surface or below the skin. And,

3 – We create angiogenesis – new blood vessels – which greatly assists in preventing the recurrence of chronic conditions.

Our immediate focus with our technology is the advanced wound care space. However, given the unique characteristics of our technology, we believe it can be developed beyond the medical space and potentially used for non-medical applications.

We are currently using this technology in two devices, dermaPACE® and orthoPACE®, which are approved and being used in Europe, Canada, and Asia with over 150 devices in hospitals and doctor’s offices outside the United States. In the first half of 2013, we serviced device applicators that provided over 5,000 treatments in Italy, Belgium, the Netherlands, and Hong Kong alone. I am impressed with these numbers and, along with my team, we are actively working with our new distributor in Australia/New Zealand and our distributors in Korea and Europe to increase turnover and device use. We’ll have more about this as the year progresses.

We want to emphasize that our priority – our immediate focus - is the Phase III U.S. clinical trial supplement with our lead device, dermaPACE.

We started this trial in the second quarter of 2013 in patients with diabetic foot ulcers.

This is a supplemental trial --- meaning the FDA allowed us to use the data from our first Phase III trial to formulate the statistical plan for this trial. In essence, we are layering this trial onto the first trial. That is beneficial to us for three reasons 1) the first trial showed that the dermaPACE device was safe and achieved efficacy albeit later than the FDA required primary endpoint, 2) we are able to use additional device applications for each patient in this trial, and 3) we will need fewer patients to demonstrate statistical significance from the sham arm (meaning a shorter timeline to complete the trial).

As we reported last evening, enrollment in this Phase III dermaPACE trial for diabetic foot ulcers began in June and has now reached 30 patients – about 1/3 the minimum required. We are pleased with the enthusiasm, effort, and attention the investigators are giving to this trial. But I want to caution that, while we continue to see interest and patient screening, there is no guarantee that enrollment will continue at this pace. In fact, it is possible that variables such as vacation and weather could cause a slowdown in enrollment. With that caveat, I do believe that we are on track to meet our goal of full enrollment in 1Q14. Dan Jorgensen, our Chief Medical Officer, will discuss the trial in more depth later in our presentation.

An important aspect of the current dermaPACE trial is the use of Bayesian statistics. A frequent question asked of us is how the use of the Bayesian method changes the calculation of statistical significance as compared with Frequentist Statistics. Pete Stegagno will explain this later in the call. I’ll just say that under the Bayesian method, we require as few as 90 patients to achieve our primary endpoint – although - we may enroll additional patients to protect against drop outs.

As our focused shock wave technology differs from other pressure wave technologies, the dermaPACE device has many unique characteristics that separates it from any device in development or approved to treat diabetic foot ulcers. Three key properties of dermaPACE are: angiogenesis, anti-inflammatory, and antibacterial.

The anti-inflammatory properties were recently presented at the World Congress of Microsurgery by Dr. Maria Siemionow a microsurgeon at the Cleveland Clinic --- who completed the first successful face transplant and is a member of our Science Board. Dr. Siemionow presented preclinical data that demonstrated the anti-inflammatory effect of our dermaPACE device in trauma situations. Dan will expand on this in a few moments.

Last point before I turn the call over to Barry and the rest of the team. A few weeks ago we completed a small round of funding - $1.65 million. We chose to be selective with this round as our existing shareholders have recommitted themselves to providing the necessary funds to see us through the dermaPACE trial. In this regard, they converted their $2 million of Senior Notes into equity at the end of July to further strengthen our equity base. There have been investor questions about the $0.20 conversion price. The conversion price was set at the closing market price when the first subscription agreement was signed in November 2012. Since then, the stock price has risen fourfold.

To summarize, we believe that we have made significant progress against the corporate goals we identified for you at the beginning of 2013 – as well as since our first quarter conference call.

I’ll now turn the call back to Barry to quickly review the highlights of the financial results for the second quarter.

Barry Jenkins

For the quarter, we remained focused on keeping our cash expenses low while we press forward with the very important enrollment phase of the dermaPACE clinical study.

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Revenue for the second quarter of 2013 was $161,000, a decrease of 24% from last year’s second quarter. However, gross profit as a percentage of revenue was 85%, up 24 basis points from last year and 13 basis points from the first quarter. The decrease in revenue was due to the continued impact of the European economic downturn on our largest distributors, who are in Europe, which reduced the sales of devices in the quarter. The improvement in our operating margin was due to increased sales of our higher margin device applicators as more devices were in use in 2013 as compared with the prior year.

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Total operating expenses, which includes clinical related expenses for the dermaPACE clinical trial, increased by 27%, or $397,000, to $1.9 million for Q2-2013. The increase in operating expenses for 2013 was primarily the costs associated with the start of the dermaPACE clinical trial in the second quarter which totaled $379,000. These expenses included clinical research organization costs, the investigator meeting held in May 2013, the cost of the non-capital software and equipment used by the 20 clinical trial sites, and patient enrollment expenses during the quarter.

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Below the line, in other income, we had net other income of $908,000 as a result of the non-cash accounting expense related to the common stock conversion feature included in the $2.0 million senior secured notes issued in the first quarter of 2013. The change in our stock price during the quarter resulted in the accounting fair value for the conversion feature to decrease by $2.3 million which was a gain for the quarter. This was offset by $1.2 million for the quarter for the accrual of non-cash interest expense, including amortization of debt discount, on the senior secured notes. These notes were converted to equity in July which I will discuss in a few minutes.

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The net loss for the second quarter of 2013 decreased by $606,000, to $818,000 from a $1.4 million loss last year. The net loss for Q-2013 was ($0.04) per share as compared with a net loss of ($0.07) per share last year.

Looking at cash flow - for the first half of 2013, net cash used by operating activities was $2.0 million, which was $521,000, or 21%, less than the prior year’s use of $2.5 million. This decrease in the use of cash for operating activities was due to the reductions in headcount and overhead related operating expenses in 2013, as compared with 2012, offset somewhat by the increased dermaPACE clinical trial expenses in 2013 I discussed earlier.

We have reduced our monthly cash burn-rate from operations from $417,000 per month for first half of 2012 to $331,000 per month for the first half of 2013. We continue to project our cash burn-rate from operations, during the enrollment phase of the dermaPACE clinical trial, will increase to be approximately $575,000 to $625,000 per month.

In July 2013, we strengthened our balance sheet by completing a public offering for $1.65 million and converting the $2.2 million in senior secured notes to equity. In the public offering we issued an aggregate 3 million units for $0.55 per unit, with each unit consisting of one share of common stock and a warrant to purchase one-half share of common stock. The five year warrants have an exercise price of $0.80 per share. The senior secured note holders voluntarily converted all of the outstanding notes into 10.9 million shares of restricted common stock at the conversion price per the note agreements of $0.20 per share - the market price at the time the subscription agreement was written. The holders also received warrants to purchase an aggregate total of 2.0 million shares of common stock. The five year warrants have an exercise price of $0.80 per share.

We anticipate completing additional capital raises in 2013 to fund our ongoing dermaPACE clinical work and provide working capital.

Now, let me turn the call back to Joe Chiarelli for a business update.

Joe Chiarelli

My preference is for each of the senior members of the management team to discuss their respective areas so now we’ll have Dan Jorgensen, MD, our Chief Medical Officer, walk you through the importance and status of the current dermaPACE trial.

Dan Jorgensen

Globally there are >360 million people living with diabetes, 27 million of whom live in the U.S; this number could increase by 50% over the next 10-15 years, as the population ages. In the U.S., there are ~1.5 million diabetic foot ulcers diagnosed each year, leading to over 80,000 amputations, at an annual cost of $3.6 billion. Obviously, this is an area of significant unmet medical need. We feel that dermaPACE can help address this need. This is the reason for the current clinical trial.

As mentioned during the last call, this trial was carefully designed. It is a prospective, randomized, sham-controlled, double-blinded clinical study incorporating data from the previous trial, using a Bayesian design, based on input and guidance from the FDA. Only the highest quality sites, representing all regions of the U.S., were included. Patient screening began shortly after the investigator meeting in mid-May, and the first patient was enrolled in June.

We are pleased to report that 30 subjects have been randomized thus far, approximately one-third of our minimum required enrollment. With the activation of our final sites in the coming weeks, we will be at full force. Therefore, we are on track to meet our goal of completing enrollment by 1Q 2014.

In my opinion, based on decades of clinical trial experience, the success of a study is directly related to the relationships forged between the sponsor and the investigators, and in this study, these relationships are quite strong. The SANUWAVE clinical team has been communicating with the sites, and with the CRO, on a daily basis. Over recent weeks, I have personally visited over half the sites, with plans to visit the remaining sites in the near future. During these visits, I have met with investigators and their site personnel, discussed patient recruitment and retention strategies, answered questions regarding the protocol, and in some cases, observed patient visits. Investigators have expressed their enthusiasm over the design of the trial, the support received from SANUWAVE, and the ease of using the dermaPACE device. As a result, we are confident that everything possible is being done to make this trial a success, and that the dermaPACE device, after approval, could be easily adopted by clinicians for use in patients with diabetic foot ulcers.

These investigators already envision other applications of PACE technology, in ways that could benefit their patients, and have made suggestions about the design and conduct of future studies, in areas well beyond the treatment of diabetic foot ulcers. One example is the area of microsurgery. This is based on the work of Dr. Maria Siemionow at the Cleveland Clinic. She has shown that PACE therapy can prevent damage and accelerate recovery of tissue deprived of adequate blood flow, which occurs in prolonged surgical procedures. The underlying mechanism appears to be the strong anti-inflammatory effect triggered by the focused shock wave.

In summary, we are pleased by the progress in our current clinical trial in patients with diabetic foot ulcers and believe that PACE therapy has potential benefits in other medical conditions, which we hope to study in the near future.

Joe Chiarelli

We believe that we are off to a good start with the dermaPACE trial supplement and appreciate the efforts being made by the sites conducting the trial.

Because this is a supplement to the original trial, and we are using Bayesian statistics, we’ve been asked a lot of questions about how the Bayesian methodology affects the calculation of statistical significance. So, Pete Stegagno, our VP of Operations and Regulatory Affairs, will provide a summary explanation. He’ll also give a quick summary of our status for initiating the orthoPACE trial in the US.

Pete Stegagno

As all of you know, trials are usually conducted using Frequentist Statistics which requires having a sufficient population size – power – and achieving a significant difference between the active arm and the sham arm or placebo. Starting in 2007, the original dermaPACE trial enrolled 206 patients and followed this method. In this trial, statistical significance was achieved at 20 and 24 weeks – but the primary endpoint was 12 weeks. At 12 weeks, the dermaPACE active arm showed statistical significance for wound area reduction ≥90%. So the dermaPACE worked, just not quickly enough with the number of treatments prescribed in the trial design.

Scientific study indicated that if additional dermaPACE treatments are made, complete closure can be achieved by 12 weeks at rates that are substantially higher than that achieved by standard of care treatment alone (Sham). SANUWAVE proposed – and the FDA agreed to - a supplemental trial that incorporated this increased dosage and to structure the data analysis under Bayesian statistical principles.

This means that the supplemental trial we are currently running is designed to verify that if additional treatments were incorporated in the first trial, the primary endpoint would have been achieved. The incorporation of this prior data – meaning the information from the first study - is the main reason for not needing a large patient population in this supplemental trial. If the FDA had not agreed to the use of Bayesian statistics, our trial would be over 300 patients. In addition, the use of Bayesian statistics enables modeling by using conditional probability – versus static probability. This is not terribly different from the use of static modeling for tax law changes versus dynamic modeling of the effect of the tax law change.

With conditional probability, calculations are made that include the results of the original trial (prior knowledge) – and – results in the supplemental trial itself. Joe likes to call it layering. Each patient in the supplemental trial effectively updates the accumulated probability that occurred before that patient’s data is added to totals. Simply – Bayesian statistics takes into account what happened previously to identify if the next set of data indicates that significant difference exists from the Sham arm.

So in simplified terms, success will be achieved if two key criteria are met: (1) the rate of closure in the dermaPACE arm is greater than the rate of closure in the Sham control arm, and (2) there is at least a 12% difference between the closures in the two arms. The Bayesian impact is most pronounced on the difference required - in a Frequentist trial the difference required between the two arms would be higher than the 12% and require more patients.

We will have our first look at success after 90 patients have completed the first 12 weeks of the study protocol. The possibilities for success are a range. One possible scenario using the aforementioned criteria is to have 14 dermaPACE patients achieve complete closure by 12 weeks vs. 8 Sham-control patients.

I would also like to briefly summarize where we are with plans for our orthoPACE device and its placement in the U.S. market. We intend to leverage our experience with the legacy OssaTron device and move forward in select orthopedic indications. Discussions with the FDA have been beneficial in helping to determine the proper development of the clinical and regulatory pathway for this device. We are still evaluating our options in regard to selecting indications and expect to have more clarity in the fall.

Joe Chiarelli

We are very sensitive about discussing the orthoPACE trial or any trials that lever current approved indications until we have closure with the FDA on trial protocols and also have the funding in place required to move forward in a controlled and logical manner. We will not provide additional information until we have completed discussions with the FDA or required by other events.

To complete our presentation, we wanted to cover two other areas today - our patents and how we can utilize them. Iulian Cioanta, our Vice President of R&D, will walk you through our patent portfolio and the potential use of our focused shock wave technology in the outside of healthcare – specifically cleaning the effluent of fracked oil wells.

Iulian Cioanta

SANUWAVE has 33 patents or patents pending in its portfolio covering a range of focused shock wave applications covering medical applications, energy production, water and food cleaning, and blood sterilization. Of our patents, 24 are domestic and 9 are outside the US. The average life of our patents is about 9.5 years with a range up to 18 years.

To touch on what we have worked on since the beginning of 2013, we have taken significant steps to reinforce our patent portfolio. On January 1, 2013 a blood sterilization patent was issued to SANUWAVE, which covers the use of shock waves to sterilize blood collected for medical purposes - an unmet need of modern society. Immediately after the issuance of the blood sterilization patent, a divisional patent from the same application was filed to cover non-medical applications for cleaning industrial waters and liquid foods. Finally, we filed an additional new patent application to cover the use of shock waves in the oil industry for fracking, enhanced oil recovery, separation of oil from water, cleaning oil process waters and unplug the unpiggable pipes.

In addition to strengthening our patent portfolio in non-medical applications, we have constructed and continued to improve our first “proof-of-concept” working model for expediting the cleaning of dirty waters generated during oil exploration. We believe that the use of our technology can have significant positive financial impact and provide an environmental advantage versus others systems. Based on the encouraging results from this model, we are ready to produce a mobile small scale model that can be easily transported and made operational in any third party testing facility or directly into the field, where the water cleaning process takes place.

Joe Chiarelli

All of our work in this area has been in-house and leveraged our existing knowledge and patents. Iulian and his team have done an excellent job of developing a working model for this environmentally important area while staying within a very tight budget.

Just to refresh you on what we are striving to accomplish in 2013:

●	Complete patient enrollment of the Supplemental Trial to obtain FDA approval for the use of the dermaPACE device to treat diabetic foot ulcers.

●	Expand our distribution network in Europe, Asia, and the Pacific for the two approved devices – dermaPACE and OrthoPACE.

●	Identify opportunities for the use of our patented shockwave technology in other areas of regenerative medicine, in other areas of healthcare, and in industries outside of healthcare.

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Initiate discussions with companies and individuals to develop the appropriate channels and business models that can initiate our technology in those areas which can provide a satisfactory return to our shareholders based on risks taken.

I will stop here and the team is more than happy to answer any questions that you may have.